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                                                                    EXHIBIT 99.1

                         [LETTERHEAD OF NORWEST BANK]



                                March 19, 1999



Dear EBS Pension, L.L.C. Members:

     On March 9, 1999 (the "Petition Date"), Edison Brothers Stores, Inc. ("Edison") filed a voluntary petition for relief under the provisions of Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. In its petition, Edison listed EBS Pension, L.L.C. (the "Company") among its largest unsecured creditors with a claim of approximately $5.7 million (the "Claim Amount"). The Claim Amount stems from the funds held back by Edison pursuant to the first plan of reorganization (the "First Edison Plan") filed pursuant to Edison's first Chapter 11 filing as a reserve (the "Tax Reserve Funds") in the event taxes were owed in connection with the termination of the Edison pension plan pursuant to the First Edison Plan.

     Even though the Internal Revenue Service issued a private letter ruling on September 28, 1998 stating that there were no additional taxes to be paid by Edison in connection with the termination of its pension plan, as of the Petition Date, Edison had declined to return the Tax Reserve Funds. In refusing to turn over the Tax Reserve Funds, Edison advised the Company that, in light of an ongoing audit by the Pension Benefit Guaranty Corporation (the "PBGC") of Edison's pension plan termination, if the PBGC determines that Edison is obligated to make an additional contribution to the qualified replacement pension plan established by Edison upon termination of its pension plan, Edison may seek to make such contribution from the Tax Reserve Funds. The Company continues to dispute that Edison is entitled to use the Tax Reserve Funds for such purpose.

     A meeting of the largest unsecured creditors of Edison is scheduled for Friday, March 19, 1999. At this meeting, the United States Trustee will appoint representatives of the largest unsecured creditors to the Official Creditors' Committee (the "Committee"). As one of the largest unsecured creditors, the Company intends to send a representative to this meeting and will also seek membership on the Committee.

     Please do not hesitate to contact the undersigned at the address above should you have any questions regarding the foregoing.

                                       Very truly yours,
                                       NORWEST BANK MINNESOTA, N.A.
                                       As Manager of the EBS Pension L.L.C.


                                       Lon P. LeClair
                                       Vice President

cc:  Richard A. Chesley, Esq.